Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Enterprise Bancorp, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-136700, No.333-133792, No. 333-51953, No. 333-60036 and 333-105079) and Form S-3 (No. 333-79135 and No. 333-123542) of Enterprise Bancorp, Inc. of our reports dated March 15, 2007, with respect to the consolidated balance sheets of Enterprise Bancorp, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Enterprise Bancorp, Inc.

/s/ KMPG, LLP
Boston, Massachusetts
March 15, 2007